Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Nasdaq - 100 Index® (ticker: “NDX”) and S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) Pricing date: May 19, 2023 Valuation dates: Monthly, beginning approximately one year after issuance Maturity date: May 24, 2028 Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 14.00%* CUSIP / ISIN: 17331HX84 / US17331HX841 Final b uffer value: 85% of its initial underlying value, for each underlying Buffer percentage: 15% Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final buffer value : $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation ex ceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citig rou p Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dates May 11, 2023 * The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of NDX and SPXDPU1

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which Worst Performer Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
May 22, 2024	14.00%	$1,140.00
June 20, 2024	15.1667%	$1,151.667
July 19, 2024	16.3333%	$1,163.333
August 19, 2024	17.50%	$1,175.00
September 19, 2024	18.6667%	$1,186.667
October 21, 2024	19.8333%	$1,198.333
November 19, 2024	21.00%	$1,210.00
December 19, 2024	22.1667%	$1,221.667
January 21, 2025	23.3333%	$1,233.333
February 19, 2025	24.50%	$1,245.00
March 19, 2025	25.6667%	$1,256.667
April 21, 2025	26.8333%	$1,268.333
May 19, 2025	28.00%	$1,280.00
June 20, 2025	29.1667%	$1,291.667
July 21, 2025	30.3333%	$1,303.333
August 19, 2025	31.50%	$1,315.00
September 19, 2025	32.6667%	$1,326.667
October 20, 2025	33.8333%	$1,338.333
November 19, 2025	35.00%	$1,350.00
December 19, 2025	36.1667%	$1,361.667
January 20, 2026	37.3333%	$1,373.333
February 19, 2026	38.50%	$1,385.00
March 19, 2026	39.6667%	$1,396.667
April 20, 2026	40.8333%	$1,408.333
May 19, 2026	42.00%	$1,420.00
June 22, 2026	43.1667%	$1,431.667
July 20, 2026	44.3333%	$1,443.333
August 19, 2026	45.50%	$1,455.00
September 21, 2026	46.6667%	$1,466.667
October 19, 2026	47.8333%	$1,478.333
November 19, 2026	49.00%	$1,490.00
December 21, 2026	50.1667%	$1,501.667
January 19, 2027	51.3333%	$1,513.333
February 19, 2027	52.50%	$1,525.00
March 19, 2027	53.6667%	$1,536.667
April 19, 2027	54.8333%	$1,548.333
May 19, 2027	56.00%	$1,560.00
June 21, 2027	57.1667%	$1,571.667
July 19, 2027	58.3333%	$1,583.333
August 19, 2027	59.50%	$1,595.00
September 20, 2027	60.6667%	$1,606.667
October 19, 2027	61.8333%	$1,618.333
November 19, 2027	63.00%	$1,630.00
December 20, 2027	64.1667%	$1,641.667
January 19, 2028	65.3333%	$1,653.333
February 22, 2028	66.50%	$1,665.00
March 20, 2028	67.6667%	$1,676.667
April 19, 2028	68.8333%	$1,688.333

**If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security**

Assumes the securities have not been automatically redeemed prior to maturity


$2,000.00
$1,800.00
$1,700.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00
Stated Principal Amount
$150.00
Minimum Payment
at Maturity
A
B
C
D
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
40%
60%
70%
80%
100%
Underlying Return of the Worst Performing Underlying

	Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
D	100.00%	$1,700.00
	80.00%	$1,700.00
	60.00%	$1,700.00
C	50.00%	$1,700.00
	25.00%	$1,700.00
	0.00%	$1,700.00
B	-5.00%	$1,000.00
	-15.00%	$1,000.00
A	-15.01%	$999.90
	-50.00%	$650.00
	-100.00%	$150.00

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The S&P 500 Dynamic Participation Index is likely to significantly underperform the S&P 500 ® Index in a sustained falling U.S. equity market. • The S&P 500 Dynamic Participation Index is more volatile than the S&P 500 ® Index, which increases the riskiness of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost b y visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. About the Underlyings S&P 500 Dynamic Participation Index • The S&P 500 Dynamic Participation Index … • Is calculated, maintained and published by S&P Dow Jones Indices LLC • Was first published on July 31, 2019 • Tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500 ® Index, which is designed to track the large capitalization sector of the U.S. equity market • The thesis of the S&P 500 Dynamic Participation Index … • May be thought of as reflecting a “buy the dip” strategy • Is based on a premise that downturns tend to be short - lived and that the S&P 500 ® Index will recover relatively quickly from any such downturns • Takes a trending down of the S&P 500 ® Index as a signal to “buy” (i.e., temporarily increase exposure to) the S&P 500 ® Index » There can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the index will effectively implement its investment thesis • The S&P 500 Dynamic Participation Index methodology consists of … 1. Calculating the percentage difference between the current closing value of the S&P 500 ® Index and its trailing 10 - day average 2. Determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100% 3. Adding the leverage factor to 100% to arrive at the overall leveraged exposure to the S&P 500 ® Index, subject to a maximum leveraged exposure of 200% 4. Subtracting an “excess return deduction” if the S&P 500 Dynamic Participation Index has greater than 100% exposure, and for only the leveraged portion Hypothetical Illustration of S&P 500 Dynamic Participation Index Methodology: Upturn Market Downturn Market S&P 500 ® Index ≥ its trailing 10 - day average S&P 500 ® Index < its trailing 10 - day average Exposure = 100% Exposure = 100% + 50 x d*, capped at 200% *d equals the difference between the current S&P 500 ® Index closing value and its trailing 10 - day average, expressed as a percentage of the current value. S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average d *